                                                AVONDALE CORE INVESTMENT FUND

A SERIES OF THE AVONDALE FUNDS

Statement of Assets and Liabilities

October 27, 2014

Sanville & Company CERTIFIED PUBLIC ACCOUNTANTS
ROBERT F. SANVILLE, CPA MICHAEL T. BARANOWSKY, CPA JOHN P. TOWNSEND, CPA	1514 OLD YORK ROAD ABINGTON, PA 19001 (215) 884-8460 • (215) 884-8686 FAX	MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
140 EAST 45TH STREET NEW YORK, NY 10017 (212) 661-3115 • (646) 227-0268 FAX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees

  of the Avondale Core Investment Fund

  A Series of the Avondale Funds

We have audited the accompanying statement of assets and liabilities of the Avondale Core Investment Fund (the “Fund”), a series of the Avondale Funds (the “Trust”), as of October 27, 2014. This statement of assets and liabilities is the responsibility of the Fund’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. Our procedures included confirmation of fund assets with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the Avondale Core Investment Fund, a series of the Avondale Funds, as of October 27, 2014, in conformity with accounting principles generally accepted in the United States of America.

Abington, Pennsylvania
October 28, 2014

Avondale Core Investment Fund
Statement of Assets and Liabilities
October 27, 2014

ASSETS
Cash, at custodian bank	$109,000

LIABILITIES	-

Net Assets	$109,000

Net assets consist of:
Shares of beneficial interest, unlimited authorized shares
10,900 shares issued and outstanding	$109,000

Net Assets	$109,000

Net asset value per share (based on shares of beneficial
interest issued and outstanding)	$10.00

The accompanying notes are an integral part of this financial statement.

Avondale Core Investment Fund

Notes to Financial Statement

October 27, 2014

1.

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization:  The Avondale Funds (the “Trust”), an Ohio business trust, is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company (or mutual fund). The Trust was formed by an Agreement and Declaration of Trust on July 10, 2014. The Trust Agreement permits the Trustees to issue an unlimited number of shares of beneficial interest of separate series without par value. The Trust currently consists of the Avondale Core Investment Fund (the "Fund"), a non-diversified fund whose investment objective is to seek long-term capital appreciation while utilizing asset allocation techniques to help preserve principal value. There are currently no other series (or funds) in the Trust; however, additional series may be created by the Board of Trustees of the Trust (“Board” or “Trustees”) from time to time.

The Fund has had no operations to date other than matters relating to its organizational matters and the sale of 10,900 shares of beneficial interest to its shareholders, as indicated below:

Shareholder	Value Shares Purchased	Shares Purchased
Investment Advisor	$ 50,000	5,000
Non-Interested Party	$ 59,000	5,900

Investments - The Fund is a flexible Fund investing in a broad universe of publicly traded securities. These securities include common stocks of large, mid and small capitalization companies, investment grade and high yield corporate bonds (also known as “junk bonds”), and government bonds. Typically, the Fund will focus on investments in US companies, but may also hold investments in foreign companies, including American Depositary Receipts (ADRs).

Avondale Investment Company, LLC, the Fund’s investment adviser (the “Adviser”), begins its investment process by searching for exceptional people. The Adviser views the Fund as a passive business partner of the entities in which it is invested.  As such, the Adviser believes that its most important duty is to find the highest quality partners for the Fund to align itself with.  To find exceptional partners, the Adviser monitors communication between management and the investment community.  The adviser analyzes this communication to identify management teams who, in its opinion, can be trusted to make decisions that are in the best interest of shareholders. Specifically the adviser looks for language that demonstrates that the organization is being run by people who it believes 1) give an honest and accurate assessment of the present condition of the enterprise 2) are forthright and proactive about identifying and mitigating risk and 3) have the ability to formulate and execute a strategic vision.  This analysis relies heavily on the judgment of the Adviser.  However, the Adviser also seeks to corroborate its analysis with the opinions of customers, employees, competitors, suppliers and other knowledgeable parties.

Avondale Core Investment Fund

Notes to Financial Statement (Continued)

October 27, 2014

1.

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Income Taxes: The Fund’s policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders.  The Fund intends to declare and pay dividends quarterly and net capital gains annually. The Fund intends to distribute substantially all of its net investment income and net realized capital gains to its shareholders. Therefore, no federal income tax provision is required.

Distributions to Shareholders: The Fund intends to distribute to its shareholders substantially all of its net realized capital gains and net investment income, if any, annually. Distributions will be recorded on ex-dividend date.

Other: The Fund records security transactions on the trade date.  Realized gains and losses are computed using the specific cost of the security. Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis. Discounts and premiums are amortized over the useful lives of the respective securities. Withholding taxes on foreign dividends will be provided for in accordance with the Fund’s understanding of the applicable country’s tax rules and rates.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets during the reporting period.  Actual results could differ from those estimates.

2.

MANAGEMENT, CUSTODY AND SERVICES AGREEMENT

The Advisor has overall supervisory management responsibility for the general management and investment of each Fund’s portfolio. The Advisor sets the Fund’s overall investment strategies, identifies securities for investment, determines when securities should be purchased or sold, selects brokers or dealers to execute transactions for the Fund’s portfolio and votes any proxies solicited by portfolio companies. Scott Krisiloff, the Fund’s portfolio manager, is the managing member of the Advisor. The Avondale Core Investment Fund is the first mutual fund managed by the Advisor.

The Fund is authorized to pay the Advisor a fee equal to 1.50% of the Fund’s average daily net assets. The Advisor contractually has agreed to waive its management fee and/or reimburse certain the Fund’s operating expenses, but only to the extent necessary so that the Fund’s total operating expenses, excluding brokerage fees and commissions, any 12b-1 fees, borrowing costs, taxes, extraordinary expenses and any indirect expenses (such as Fees and Expenses of Acquired Funds), do not exceed 1.15% of the Avondale Core Investment Fund’s average daily net assets. A contractual agreement is in place through December 31, 2015 for the Fund. The waiver or reimbursement by the advisor is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the particular waiver or expense was incurred, provided that the Fund is able to make the repayment without exceeding the 1.15% with respect to the Avondale Core Investment Fund expense limitation.

Avondale Core Investment Fund

Notes to Financial Statement (Continued)

October 27, 2014

2.

MANAGEMENT, CUSTODY AND SERVICES AGREEMENT (Continued)

The Advisor pursuant to its Management Services Agreement with the Fund, provides the Fund with administrative services, including all regulatory reporting, and necessary office equipment, personnel and facilities.

The Fund also has an investment company services agreement with Mutual Shareholder Services, LLC (“MSS”), whereby MSS will provide accounting services, transfer agent, shareholder servicing agent, and dividend disbursing agent services to the Fund.

The Huntington National Bank serves as the custodian of the Fund.  The custodian has custody of all securities and cash of the Fund.  The custodian, among other things, attends to the collection of principal and income and payment for and collection of proceeds of securities bought and sold by the Fund.

3.        ORGANIZATION AND OFFERING COSTS

The Advisor has agreed to pay the organizational and initial offering costs of the Fund. The organizational and initial offering costs include preparation and filing incorporation documents, bylaws, declarations of trust, registration statements, board materials, state and federal registration of shares and audit fees. As a result, the Fund’s financials statements will not reflect these organizational and offering costs. Total organizational and offering costs incurred through October 27, 2014 were $20,000.